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                                  EXHIBIT 10.20

                                   ENCAD, INC.

        FORM OF SENIOR EXECUTIVE 2000 ANNUAL PERFORMANCE BONUS BETWEEN THE
                        COMPANY AND EACH OF ITS OFFICERS





BONUS ELEMENTS                              CRITERIA WEIGHTING
--------------                              ------------------

Operating Profit - $ Million                         %
Revenue - $  Million                                 %


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ANNUAL BONUS TARGET TABLE
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
Bonus Element                       %                         100% Target               %
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Pre Tax Income                      $                         $                         $
Pay out as a % of salary             %                         %                         %
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Revenue                             $                         $                         $
Pay out as a % of salary             %                         %                         %
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Total Award as a % of salary                %                  %                         %


The establishment of the size of your total bonus award target will be interpolated on a linear basis between performance levels. The Company must achieve minimum Operating Profit and Revenue levels of $_____ and $_____ , respectively, to receive any pay out.

Once Company performance determines the size of your bonus award target, the actual award paid consists of 3 bonus elements:

         1.       Financial performance - % of the payout
         2.       Individual performance against MBOs - %
         3.       Subjective assessment - %

ADMINISTRATION AND GUIDELINES

Incentive awards are paid in the following plan year for performance in the current year. Payouts will be based on your base salary at the beginning of the plan year and will occur within the first quarter after the close of the plan year.

Payroll taxes will be withheld from your incentive award as required by law.

Unless a participant in the Executive Deferred Compensation Plan, any incentive amounts you receive will be taxable income to you in the year in which they are paid. Therefore, the bonus payment for the 2000 plan year, paid in 2001, is part of your total income for your 2001 tax year.


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INTEGRATION WITH BENEFIT PROGRAMS

Any incentive amounts you receive do not count as compensation for purposes of life insurance, disability, or other benefit plans, with the exception of our 401(k) plan. 401(k) contributions will be deducted from incentive compensation.

PLAN ADMINISTRATION

The President and Compensation Committee will make decisions about the plan. This includes final determination of eligibility, performance measurements, payout amounts, and Company revenue and income achievement.

The Company reserves the right to terminate or make adjustments to the plan at any time, including in the middle of the plan year. There is no guarantee of any payments under this plan to any participant.

Participants in the Executive Bonus Plan are not eligible to participant in ENCAD's annual profit sharing plan.

INTERRUPTION OF EMPLOYMENT

No award is payable under the incentive plan if you terminate employment during the plan period for any reason, except for the following:

         *  Active duty military service during the incentive period
         * Retirement during the incentive period while meeting all standard Company retirement requirements
         *  Death; or
         *  Qualifying disability.

In each of these exceptions, you will receive a prorated portion of the incentive award assessed to the nearest plan year month. This prorated amount will be determined after the end of the plan year. The prorated award will be paid at the same time as awards that are paid to active participants.

If your employment ends between the last day of the plan year and the award payment date (and if termination is for any reason other than poor performance, a dismissible offense or as a result of voluntary resigning your employment), you will receive the full award earned.

If your employment ends (1) during the plan year or (2) after the last day of the plan year and before the award payment date for any dismissible offense, performance issues, or as a result of voluntary resigning your employment you will not be paid an award.

LIMITATIONS AND/OR ADJUSTMENTS

The incentive plan continues from year to year at the discretion of ENCAD. The Company reviews the plan annually and considers changes and improvements that support the objectives of the plan and are in the best interest of ENCAD. Human Resources will coordinate with the President and Compensation Committee any formal decisions to amend, suspend, and/or terminate the incentive calculation formulas or other aspects of the incentive plan. Changes will be based on a determination of proven business need but do not require prior notification or explanation.

Participation in this plan is not intended and shall not be construed to give the right to employment by ENCAD.